Exhibit 16.1
December 18, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Ebix, Inc.
We have read Item 4.01 of Form 8-K dated December 18, 2008, of Ebix, Inc. and are in agreement with the statements regarding our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
Habif, Arogeti & Wynne, LLP